Exhibit 99.1

Islet Sciences to Acquire BHV Pharma and Phase 2 SGLT2 Inhibitor Remogliflozin Etabonate Indicated for Type 2 Diabetes and NASH

RALEIGH, NC--(Marketwired – March  13, 2014) - Islet Sciences, Inc. (OTCBB: ISLT) (OTCQB: ISLT) today announced that it has signed a binding letter of intent to acquire Brighthaven Ventures, LLC d/b/a BHV Pharma (“BHV”). BHV is a privately held pharmaceutical company developing the SGLT2 inhibitor remogliflozin etabonate (“remogliflozin”) for type 2 diabetes and non-alcoholic steatohepatitis (“NASH”). Remogliflozin is currently in phase 2 clinical development.

“Our acquisition of BHV is the first step in transitioning Islet into a clinical-stage growth company,” said Islet CEO James Green. “SGLT2 inhibitors are an important new class of drugs for the treatment of type 2 diabetes, and we see remogliflozin emerging as the most positively differentiated molecule in the class. As an anti-diabetic, remogliflozin is very compelling, but we are also very excited about the NASH indication where remo’s chemistry gives us a unique advantage.”

In exchange for 100% ownership of BHV, Islet Sciences will issue 30 million shares of Islet Sciences common stock to holders of BHV units. Additional shares of Islet common stock will be issued upon successful completion of development, regulatory and commercial milestones associated with the remogliflozin program.

About SGLT2 Inhibitors and Remogliflozin

SGLT2 inhibitors (sodium-glucose co-transporter 2 inhibitors) control glucose levels in patients with diabetes by blocking reabsorption of glucose in the kidney resulting in reduced blood sugar and A1c levels. They are the only oral anti-diabetics that provide significant HbA1c lowering with clinically relevant weight loss through an insulin-independent, beta-cell sparing mechanism of action. SGLT2 inhibitors control glucose levels in patients with diabetes

Remogliflozin is a highly selective SGLT2 inhibitor in phase 2 clinical development for type 2 diabetes and NASH. It has been dosed in over 800 subjects in more than 20 clinical trials. In 12-week phase 2b clinical studies, remogliflozin demonstrated HbA1c lowering greater than 1% with no significant adverse events and low incidence rates of genitourinary infections, a common side effect associated with SLGT2 inhibitors. Remogliflozin also demonstrated strong postprandial glucose disposal and improvements in both insulin sensitivity and beta cell function. In patients with impaired renal function, remogliflozin pharmacokinetics and pharmacodynamics were not affected and, therefore, no dose adjustment is expected for this large (>35%) segment of the diabetic population.

About BHV

BHV, a privately held pharmaceutical company based in Research Triangle Park, NC, is developing the SGLT2 inhibitor remogliflozin for type 2 diabetes and NASH. Through a license from Kissei Pharmaceuticals of Japan, BHV owns exclusive rights to remogliflozin in the global territory outside Japan, Korea and Taiwan. BHV and Kissei share co-exclusive rights in China. BHV also owns additional intellectual property related to the proprietary formulation and delivery of remogliflozin.

About Islet Sciences

Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the diagnosis and treatment of metabolic disease. The Company is developing an encapsulated islet cell transplantation therapy for the treatment of type 1 or insulin-dependent diabetes; first-in-class immune-modulating small molecule IL-12 inhibitors that protect insulin-producing beta-cells from cytokines responsible for cell destruction; and a PCR based molecular diagnostic measuring hypomethylated beta cell-derived DNA as a biomarker of beta cell loss for the diagnosis of type 1 diabetes or onset of insulin dependent type 2 diabetes. For more information, please visit www.isletsciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements for Islet Sciences, Inc. reflect current expectations, as of the date of this press release, and involve certain risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the risks described in the Islet Science, Inc.'s reports filed with the Securities and Exchange Commission. The Company’s further development is highly dependent on future medical and research developments and market acceptance, which are outside the Company’s control.

On Monday March 17, 2014 Islet Sciences will host a conference call to discuss the announced acquisition of BHV Pharma. Dial instructions for the call will be posted at www.isletsciences.com.

Contact:
Investor Relations
Islet Sciences, Inc.
8601 Six Forks Rd, Suite 400
Raleigh, NC  27615
919.480.1518
info@isletsciences.com